Exhibit 99.1
ASGN Incorporated Reports Financial Results for the Fourth Quarter and Full Year 2020

February 10, 2021

RICHMOND, VA.-- (BUSINESS WIRE) -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of information technology (IT) and professional services in the technology, digital, creative, engineering, life sciences fields across commercial and government sectors, reported financial results for the quarter and year ended December 31, 2020.

Highlights

•Revenues were $1,011.4 million, down slightly from the fourth quarter of 2019 and flat sequentially despite 3.5 fewer Billable Days than the third quarter of 2020
•Net income was $55.4 million ($1.04 per diluted share), compared with $39.3 million ($0.74 per diluted share) in the fourth quarter of 2019
•Adjusted Net Income (a non-GAAP measure) was $70.1 million ($1.31 per diluted share), up 2.6 percent year-over-year and 4.5 percent sequentially
•Adjusted EBITDA (a non-GAAP measure) was $116.3 million (11.5 percent of revenues), compared with $116.2 million (11.3 percent of revenues) in the fourth quarter of 2019
•Free Cash Flow (a non-GAAP measure) was $82.7 million, or 71.1 percent of Adjusted EBITDA
•Acquired Skyris LLC, a provider of remote sensing and data science expertise in support of defense and national security programs
•Acquired Integrated Solutions Management, Inc. (“ISM”), an Elite ServiceNow partner in the federal government space
•Cash and cash equivalents were $274.4 million at year end and there were no outstanding borrowings under the Company's $250.0 million revolving credit facility
•Senior Secured Debt leverage ratio (a non-GAAP measure) was 1.14 to 1.0 at December 31, 2020 (maximum allowable Senior Secured Debt leverage ratio of 4.0 to 1.0)

Management Commentary

“ASGN reported very strong results for the fourth quarter of 2020, with revenues, Adjusted EBITDA and EPS all exceeding the high end of our guidance ranges,” said ASGN President and Chief Executive Officer, Ted Hanson. “As a result of our strong fourth quarter performance, full year revenues reached nearly $4.0 billion, a true testament to the resiliency of our business. Our significant exposure to mission-critical federal government work, combined with our ability to provide high-end digital transformation services to the commercial marketplace, helped insulate our business from swings in the economy. At the same time, our deployment model enabled our employees to work offsite and still provide the high level of service our clients expect. Together, our team never lost focus on our operations or our execution.”

Mr. Hanson continued, “As this was not ASGN’s first experience with an economic downturn, we entered COVID-19 with a good sense of how our business would perform even if we could not predict the scale of disruption that a global pandemic would have on the overall economy. We expected that our free cash flow generation and Adjusted EBITDA margins would remain strong, and they did exactly that, with Adjusted EBITDA and free cash flow exceeding our internal expectations. As a result of this strong free cash flow generation, we made four acquisitions in 2020 without the need to take on additional leverage. We enter 2021 on very solid footing, remaining acquisition-ready and well positioned to support our commercial and government clients on their most critical IT needs.”

Fourth Quarter 2020 Financial Results - Summary

				Change
(In millions, except per share data)	Q4 2020	Q4 2019	Q3 2020	Y-Y	Sequential
Revenues
Commercial	$748.2	$791.7	$723.3	(5.5)%	3.4%
Federal Government	263.2	233.5	288.6	12.7%	(8.8)%
	$1,011.4	$1,025.2	$1,011.9	(1.3)%	—%
Gross Margin
Commercial	31.3%	31.6%	31.1%	(0.3)%	0.2%
Federal Government	16.0%	16.8%	15.9%	(0.8)%	0.1%
Consolidated	27.4%	28.2%	26.8%	(0.8)%	0.6%

Net Income	$55.4	$39.3	$52.3	41.0%	5.9%
Earnings per diluted share	$1.04	$0.74	$0.99	40.5%	5.1%
Cash provided by operating activities	$87.0	$81.4	$87.6	6.9%	(0.7)%

Non-GAAP Financial Measures
Adjusted Net Income	$70.1	$68.3	$67.1	2.6%	4.5%
Adjusted Net Income per diluted share	$1.31	$1.28	$1.27	2.3%	3.1%
Adjusted EBITDA	$116.3	$116.2	$113.3	0.1%	2.6%
Free Cash Flow	$82.7	$71.5	$81.9	15.7%	1.0%
__________
Notes:
1 Commercial business is comprised of the Apex and Oxford Segments and the Federal Government business is the ECS Segment.
2 Reconciliations of net income to non-GAAP financial measures and descriptions of these measures are included in the tables and the Non-GAAP Financial Measures section that accompany this release.

Consolidated revenues for the fourth quarter were down 1.3 percent year-over-year and were flat sequentially. Revenues from the Commercial business (74.0 percent of total revenues) were down 5.5 percent year-over-year and Federal Government business (26.0 percent of revenues) were up 12.7 percent.

Commercial business revenues, while down mid-single digits year-over-year, were up sequentially on 3.5 fewer Billable Days. Revenues per Billable Day increased 9.4 percent sequentially. Both commercial segments and all five industry verticals reported sequential growth. Revenues from the Federal Government business were up double-digits year-over-year despite the fourth quarter of last year including $34.4 million in revenues from a customer-driven, early renewal of software licenses.

Gross profit was $276.6 million, down $12.9 million year-over-year mainly related to the year-over-year decline in revenues and the change in business mix. The significant changes in business mix included lower revenues from high-margin revenue streams (mainly creative marketing and permanent placement) and higher proportionate revenues from the Federal Government business, which carries a lower gross margin than the Commercial business.

Selling, general and administrative (“SG&A”) expenses were $179.9 million (17.8 percent of revenues), compared with $195.5 million (19.1 percent of revenues) in the fourth quarter of 2019. This improvement is related to lower annual incentive compensation (commissions and bonuses), travel and entertainment expenses and headcount expenses in certain divisions.

Net income was $55.4 million, up from $39.3 million in the fourth quarter of 2019. Net income for the fourth quarter of 2019 included a charge of $18.9 million ($13.9 million after income taxes) related to a write-off of deferred loan costs on the Company's Senior Secured facility. The facility was restructured in conjunction with the Company’s issuance of $550.0 million of 4.625 percent senior unsecured notes in November 2019.

EBITDA and Adjusted EBITDA (non-GAAP measures) were $106.6 million and $116.3 million, respectively, for the quarter and were both higher year-over-year on lower revenues. The Adjusted EBITDA margin for the quarter was 11.5 percent, up 20 basis points year-over-year. EBITDA for the full year 2020 was $400.1 million, up slightly from 2019, while Adjusted EBITDA for the full year of $439.3 million was down 2.2 percent year-over-year related to lower stock-based compensation expense.

Liquidity and Capital Resources

The Company's primary source of liquidity is cash flows from operating activities, which have been sufficient to fund working capital and capital expenditure requirements. During the fourth quarter, the Company generated $87.0 million in cash flows from operating activities, which benefited from the deferral of the payment of approximately $24.9 million in FICA payroll taxes pursuant to the provisions of the CARES Act.

At December 31, 2020, the Company had:
•Cash and cash equivalents of $274.4 million;
•Full availability under our $250.0 million Senior Secured Revolving Credit Facility;
•Outstanding Senior Secured Debt of $490.8 million (term B loan facility due 2025); and
•Senior unsecured notes totaling $550.0 million at 4.625 percent (due 2028)

Borrowings under the Company’s $250.0 million Senior Secured Revolving Credit Facility are limited to a maximum Senior Secured Debt leverage ratio (ratio of Senior Secured Debt to trailing 12 months Adjusted EBITDA) of 4.0 to 1.0 at December 31, 2020. The Company's Senior Secured Debt leverage ratio was 1.14 to 1.0 at year end.
No principal payments are due on any of the Company’s borrowings until maturity.
First Quarter 2021 Financial Estimates

The Company is providing financial estimates for the first quarter of 2021, which are based on recent operating trends in the business and assume no significant deterioration in the markets ASGN serves. These estimates do not include any acquisition, integration or strategic planning expenses and assume no significant change in current foreign exchange rates. Full company financial estimates and reconciliations of estimated net income to the estimated non-GAAP financial measures are included in the tables that accompany this release.

(In millions, except per share data)	Low	High
Revenues	$1,000.0	$1,020.0
SG&A expenses(1)	$190.3	$192.8
Amortization of intangible assets	$14.1	$14.1
Net income	$42.6	$46.2
Earnings per diluted share	$0.80	$0.86
Diluted shares outstanding	53.5	53.5
Gross margin	27.2%	27.4%
Effective tax rate(2)	27.0%	27.0%

Non-GAAP Financial Measures:
Adjusted EBITDA	$101.0	$106.0
Adjusted Net Income(3)	$56.3	$59.9
Adjusted Net Income per diluted share(3)	$1.05	$1.12
Adjusted EBITDA Margin	10.1%	10.4%
___________
(1) Includes non-cash expenses totaling $18.0 million, comprised of: (i) $9.2 million in stock-based compensation and (ii) $8.8 million in depreciation.
(2) Estimated effective tax rate before any excess tax benefits related to stock-based compensation.
(3) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.5 million each quarter, or $0.14 per diluted share, and represent the economic value of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

The financial estimates above are based on an estimate of “Billable Days”, which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, and additional time taken off around holidays. For the first quarter of 2021, the number of "Billable Days" is estimated to be 62.0, which is one fewer than the first quarter of 2020 and 1.5 more than the fourth quarter of 2020.

The above estimates also include the effects of the payroll tax reset, which occurs at the beginning of each year. These annual resets cause, among other things, lower gross and Adjusted EBITDA margins in the first quarter of the year.

For the Commercial business, revenues are expected to be in line with or slightly up from the fourth quarter of 2020, which considers the typical latency in spending at the beginning of the year on recently-approved capital projects. For the Federal Government business, revenues are expected to be up double digits year-over-year, but down low single digits sequentially.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET to review its financial results for the fourth quarter. The dial-in number is 877-407-0792 (+1-201-689-8263 for callers outside the United States), and the conference ID number is 13714744. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials and webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning February 10, 2021 at 7:30 p.m. ET until February 24, 2021. The access number for the replay is 844-512-2921 (+1-412-317-6671 for callers outside the United States) and the conference ID number is 13714744.

About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. ASGN's mission is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. For more information, visit us at asgn.com.
Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.
All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue scenarios outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding the expected impact of the COVID-19 global pandemic on our competitive position and demand for our services; our ability to attract, train and retain qualified staffing consultants, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 2, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 as filed with the SEC on May 11, 2020. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

CONSOLIDATED SELECTED FINANCIAL DATA (Unaudited)
(In millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Results of Operations:
Revenues	$1,011.4	$1,025.2	$1,011.9	$3,950.6	$3,923.9
Costs of services	734.8	735.7	740.9	2,861.3	2,793.9
Gross profit	276.6	289.5	271.0	1,089.3	1,130.0
Selling, general and administrative expenses	179.9	195.5	177.2	727.2	770.3
Amortization of intangible assets	14.1	12.3	12.9	51.7	51.1
Operating income	82.6	81.7	80.9	310.4	308.6
Interest expense	(9.3)	(11.7)	(9.3)	(39.7)	(52.9)
Write-off of loan costs	—	(18.9)	—	—	(18.9)
Income before income taxes	73.3	51.1	71.6	270.7	236.8
Provision for income taxes	17.9	11.8	19.3	70.4	62.0
Income from continuing operations	$55.4	$39.3	$52.3	$200.3	$174.8
Net income	$55.4	$39.3	$52.3	$200.3	$174.7

Earnings per share:
Basic	$1.05	$0.75	$1.00	$3.80	$3.31
Diluted	$1.04	$0.74	$0.99	$3.76	$3.28

Number of shares and share equivalents used to calculate earnings per share:
Basic	52.8	52.8	52.5	52.7	52.8
Diluted	53.5	53.5	53.0	53.3	53.4

Summary Cash Flow Data:
Cash provided by operating activities	$87.0	$81.4	$87.6	$424.8	$313.2
Capital expenditures	(4.3)	(9.9)	(5.7)	(32.6)	(32.7)
Free Cash Flow (non-GAAP measure)	$82.7	$71.5	$81.9	$392.2	$280.5

Cash used in investing activities	$(38.9)	$(77.7)	$(71.7)	$(219.0)	$(149.1)
Cash provided by (used in) financing activities	$(4.7)	$23.5	$4.8	$(29.0)	$(110.5)

	December 31, 2020	December 31, 2019
Summary Balance Sheet Data:
Cash and cash equivalents	$274.4	$95.2
Total current assets	994.4	791.5
Goodwill and intangible assets, net	2,106.3	1,963.4
Total assets	3,278.0	2,941.4
Total current liabilities	416.2	340.9
Working capital	578.2	450.6
Long-term debt	1,033.4	1,032.3
Total stockholders’ equity	1,587.1	1,376.2

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Net income	$55.4	$39.3	$52.3	$200.3	$174.7
Loss from discontinued operations, net of tax	—	—	—	—	0.1
Interest expense	9.3	11.7	9.3	39.7	52.9
Write-off of loan costs	—	18.9	—	—	18.9
Provision for income taxes	17.9	11.8	19.3	70.4	62.0
Depreciation	9.9	10.1	9.8	38.0	40.1
Amortization of intangible assets	14.1	12.3	12.9	51.7	51.1
EBITDA (non-GAAP measure)	106.6	104.1	103.6	400.1	399.8
Stock-based compensation	8.4	8.2	7.1	32.3	39.3
Write-off of intangible assets	—	—	—	—	3.3
Acquisition, integration and strategic planning expenses	1.3	3.9	2.6	6.9	6.6
Adjusted EBITDA (non-GAAP measure)	$116.3	$116.2	$113.3	$439.3	$449.0

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Net income	$55.4	$39.3	$52.3	$200.3	$174.7
Loss from discontinued operations, net of tax	—	—	—	—	0.1
Write-off of loan costs	—	18.9	—	—	18.9
Acquisition, integration and strategic planning expenses	1.3	3.9	2.6	6.9	6.6
Write-off of intangible assets	—	—	—	—	3.3
Tax effect on adjustments	(0.4)	(6.0)	(0.6)	(1.8)	(7.5)
Non-GAAP net income	56.3	56.1	54.3	205.4	196.1
Amortization of intangible assets	14.1	12.3	12.9	51.7	51.1
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.1)	(0.1)	(0.5)	(0.9)
Adjusted Net Income (non-GAAP measure)(1)	$70.1	$68.3	$67.1	$256.6	$246.3

Per diluted share:
Net income	$1.04	$0.74	$0.99	$3.76	$3.28
Adjustments	0.27	0.54	0.28	1.05	1.33
Adjusted Net Income (non-GAAP measure)(1)	$1.31	$1.28	$1.27	$4.81	$4.61

Common shares and share equivalents (diluted)	53.5	53.5	53.0	53.3	53.4
_________
(1) Adjusted Net Income does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets,” which currently total approximately $7.5 million per quarter (approximately $0.14 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

FINANCIAL ESTIMATES FOR THE FIRST QUARTER OF 2021
RECONCILIATIONS OF ESTIMATED GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)	$42.6	$46.2
Interest expense	9.3	9.3
Provision for income taxes(2)	15.7	17.1
Depreciation expense(3)	10.1	10.1
Amortization of intangible assets	14.1	14.1
EBITDA (non-GAAP measure)	91.8	96.8
Stock-based compensation	9.2	9.2
Adjusted EBITDA (non-GAAP measure)	$101.0	$106.0

	Low	High
Net income(1)	$42.6	$46.2
Amortization of intangible assets	14.1	14.1
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.4)	(0.4)
Adjusted Net Income (non-GAAP measure)(4)	$56.3	$59.9

Per diluted share:
Net income	$0.80	$0.86
Adjustments	0.25	0.26
Adjusted Net Income (non-GAAP measure)(4)	$1.05	$1.12

Common shares and share equivalents (diluted)	53.5	53.5
_______
(1)This estimate does not include acquisition, integration and strategic planning expenses, or excess tax benefits related to stock-based compensation.
(2)Estimated effective tax rate is 27.0 percent and does not include excess tax benefits related to stock-based compensation.
(3)Comprised of (i) $8.8 million of depreciation included in SG&A expenses and (ii) $1.3 million of depreciation included in costs of services.
(4)Does not include the Cash Tax Savings on Indefinite-lived Intangible Assets. These savings total $7.5 million per quarter ($0.14 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures that are provided as additional information to enhance the overall understanding of the Company's current financial performance and not as an alternative to the consolidated interim financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Management uses these non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, Senior Secured Debt leverage ratio and Revenues on a same Billable Days and Constant Currency basis) to evaluate the Company's financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial information tables that accompany this press release include reconciliations of net income to non-GAAP financial measures.

EBITDA and Adjusted EBITDA provide a measure of the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis, by removing the effects of non-operating and certain non-cash expenses. These non-operating and non-cash items are specifically identified in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Adjusted Net Income provides a method for assessing the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis by removing the effects of non-operating and certain non-cash expenses, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of the Company's acquisitions. The calculation of Adjusted Net Income is presented in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Free Cash Flow provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities and is computed as presented in the tables that accompany this release.

The Senior Secured Debt leverage ratio is a ratio of the Company's Senior Secured Debt to trailing 12 months Adjusted EBITDA and provides information about the Company's compliance with loan covenants.

Revenues calculated on a Same Billable Days and Constant Currency basis provide more comparable information by removing the effect of differences in the number of billable days and changes in currency exchange rates on a year-over-year basis. Revenues on a Same Billable Days basis are adjusted for the following items: differences in billable days during the period by taking the current-period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year; Billable Days are business days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. To calculate revenues on Constant Currency basis, reported revenues are re-translated using foreign exchange rates from the comparable prior year period.

Contacts:
Ed Pierce
Chief Financial Officer
818-878-7900

ADDO Investor Relations
Kimberly Esterkin
310-829-5400 / kesterkin@addoir.com